UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 30, 2022

AngioDynamics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50761	11-3146460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Plaza Drive Latham, New York	12110
(Address of Principal Executive Offices)	(Zip Code)

(518) 795-1400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ANGO	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement.
On August 30, 2022, AngioDynamics, Inc. (“AngioDynamics” or the “Company”) repaid all amounts outstanding under its Existing Credit Agreement (as defined below) and entered into a new Credit Agreement (the “Credit Agreement”) with the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and KeyBank National Association, as co-syndication agents and JPMorgan Chase Bank N.A., as sole bookrunner and sole lead arranger.
The Credit Agreement provides for (a) a $75 million secured revolving credit facility (the “Revolving Facility”) with a maturity date of August 30, 2027 (the “Maturity Date”) and (b) a $30 million term loan commitment in up to six (6) separate drawings until March 1, 2024 (the “Term Facility”), which shall be payable in equal quarterly installments of approximately 3.57% of the aggregate principal amount of term loans actually funded, beginning after March 1, 2024, with any remainder thereof payable on the Maturity Date.  The Credit Agreement also includes an uncommitted expansion feature that allows AngioDynamics to increase the total revolving commitments and/or add new tranches of term loans in each case in minimum increments of $5 million and in an aggregate amount not to exceed $75 million.  The proceeds of the Revolving Facility may be used to refinance certain existing indebtedness of AngioDynamics and its subsidiaries, to finance the working capital needs, and for general corporate purposes (including permitted acquisitions and share repurchases), of AngioDynamics and its subsidiaries.  The proceeds of the Term Facility may be used for general corporate purposes, including primarily to finance the manufacturing costs of the Auryon laser capital equipment of AngioDynamics and its subsidiaries.
Interest on the Revolving Facility will be based, at AngioDynamics’ option, on a rate equal to (a) the term SOFR rate plus 0.10% (subject to a floor of 0%) (“Adjusted Term SOFR”) or (b) the alternate base rate (subject to a 1% floor) (“ABR”), and in each case the applicable margin with respect thereto shall be tied to AngioDynamics’ total leverage ratio, with Adjusted Term SOFR loans having ranges between 1.25% and 1.75% and ABR loans having ranges of between 0.25 and 0.75%.  The Revolving Facility will also carry a commitment fee of 0.20% to 0.25% per annum on the unused portion.  Interest on the Term Facility will be based, at AngioDynamics’ option, on a rate equal to (a) Adjusted Term SOFR or (b) ABR, and in each case the applicable margin with respect thereto shall be based on AngioDynamics’ total leverage ratio, with Adjusted Term SOFR loans having ranges between 1.25% and 1.75% and ABR loans having ranges of between 0.25 and 0.75%.  The Term Facility will also carry a ticking fee of 0.20% to 0.25% per annum on the daily amount of each lender’s term loan commitment.
AngioDynamics’ obligations under the Revolving Facility are unconditionally guaranteed, jointly and severally, by AngioDynamics’ material direct and indirect wholly-owned domestic subsidiaries (the “Guarantors”). All obligations of AngioDynamics and the Guarantors under the Revolving Facility are secured by first priority security interests in substantially all of the assets of AngioDynamics and the Guarantors.
The Credit Agreement includes customary representations, warranties and covenants, and acceleration, indemnity and events of default provisions, including, among other things, two financial covenants. One financial covenant requires AngioDynamics to maintain, as of the end of each of its fiscal quarters commencing with the fiscal quarter ended August 31, 2022, a fixed charge coverage ratio of not less than 1.25 to 1.00. The other financial covenant requires AngioDynamics to maintain, as of the end of each of its fiscal quarters commencing with the fiscal quarter ended August 31, 2022, a total leverage ratio of not greater than 3.00 to 1.00 (which, during certain periods following material acquisitions, shall be increased to 3.50 to 1.00).
The above description is only a summary of the material terms of the Credit Agreement and is qualified in its entirety by the actual terms of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02 - Termination of a Material Definitive Agreement.

On August 30, 2022, AngioDynamics used a portion of the available borrowings under the new Credit Agreement to repay all amounts owed under AngioDynamics’ existing Credit Agreement, dated as of June 3, 2019, with the lenders party thereto, JPMorgran Chase Bank, N.A., as administrative agent, Bank of America, N.A. and KeyBank National Association, as co-syndication agents, and JPMorgan Chase Bank N.A., as sole bookrunner and sole lead arranger (the “Existing Credit Agreement”), and as a result, the Existing Credit Agreement was terminated. Pursuant to the terms of the Existing Credit Agreement, AngioDynamics had the option to repay this facility prior to the maturity date without penalty.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligations under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description

10.1
Credit Agreement, dated as of August 30, 2022, by and among AngioDynamics, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and KeyBank National Association as co-syndication agents and JPMorgan Chase Bank N.A., as sole bookrunner and sole lead arranger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGIODYNAMICS, INC.
(Registrant)

Date: August 31, 2022	By:	/s/ Richard C. Rosenzweig
Name: Richard C. Rosenzweig
Title: Senior Vice President, General
Counsel and Secretary